June 2, 2006

Ms. Joyce Sweeney Accounting Branch Chief U. S. Securities and Exchange Commission Division of Corporation Finance Mail Stop 4561 450 Fifth Street, N.W. Washington, DC 20549-0408

Re:	Alaska Pacific Bancshares, Inc. (the “Company”)
Form 10-KSB for the Year Ended December 31, 2005
File No. 000-26003

Dear Ms. Sweeney:

This letter is to acknowledge receipt of the comment letter dated May 19, 2006 regarding our Form 10-KSB for the fiscal year ended December 31, 2005.

The amended Form 10-KSB responding to your comment will be filed by June 12th. This date will allow our Chief Financial Officer, Roger White, time to make the necessary changes after returning from medical leave.

                                                                       Sincerely,

                                                                       /s/Craig E. Dahl

                                                                       Craig E. Dahl
                                                                       President and Chief Executive Officer